                                                                     EXHIBIT 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                 LOUDEYE CORP.,

                          PRIVATEER ACQUISITION CORP.,

                                 OVERPEER, INC.,

                           SK ENERGY & CHEMICAL, INC.,
           (ON BEHALF OF ITSELF AND IN ITS CAPACITY AS THE STOCKHOLDER
                                 REPRESENTATIVE)

                                       AND

       (SOLELY FOR PURPOSES OF SECTION 5.11, SECTION 5.12 AND ARTICLE VII)
                MARC MORGENSTERN, ERIC BINGHAM, VALERIAN THOMAS,
                       CHEOL WOONG LEE AND CHANG YOUNG LEE

                                  MARCH 1, 2004

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER........................................................................       2
         1.1      The Merger. ..............................................................       2
         1.2      Effective Time. ..........................................................       3
         1.3      Effect of the Merger. ....................................................       3
         1.4      Certificate of Incorporation and Bylaws...................................       3
         1.5      Directors and Officers. ..................................................       3
         1.6      Conversion of Shares......................................................       3
         1.7      Company Stock Subject to Vesting. ........................................       5
         1.8      Dissenting Shares.........................................................       6
         1.9      Surrender of Certificates.................................................       6
         1.10     Treatment of Company Options. ............................................       7
         1.11     Escrow of Parent Common Stock. ...........................................       7
         1.12     No Further Ownership Rights in Company Capital Stock. ....................       8
         1.13     Lost, Stolen or Destroyed Certificates. ..................................       8
         1.14     Tax Consequences. ........................................................       8
         1.15     Accounting Treatment. ....................................................       8
         1.16     Taking of Necessary Action; Further Action. ..............................       8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SK.............................       9
         2.1      Organization of the Company. .............................................       9
         2.2      Subsidiaries. ............................................................       9
         2.3      Capital Structure.........................................................       9
         2.4      Authority. ...............................................................      10
         2.5      No Conflict. .............................................................      10
         2.6      Consents. ................................................................      11
         2.7      Company Financial Statements. ............................................      11
         2.8      No Undisclosed Liabilities. ..............................................      11
         2.9      No Changes. ..............................................................      11
         2.10     Tax Matters...............................................................      14
         2.11     Restrictions on Business Activities. .....................................      16
         2.12     Title of Properties; Absence of Liens and Encumbrances; Condition of
                  Equipment.................................................................      16
         2.13     Intellectual Property.....................................................      17
         2.14     Agreements, Contracts and Commitments.....................................      22
         2.15     Interested Party Transactions. ...........................................      24
         2.16     Governmental Authorization. ..............................................      24
         2.17     Litigation. ..............................................................      24
         2.18     Accounts Receivable.......................................................      24
         2.19     Minute Books. ............................................................      25
         2.20     Environmental Matters.....................................................      25
         2.21     Brokers' and Finders' Fees. ..............................................      26
         2.22     Employee Benefit Plans and Compensation...................................      26
         2.23     Insurance. ...............................................................      29
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         2.24     Compliance with Laws; Relations with Governmental Entities. ..............      30
         2.25     Warranties ...............................................................      30
         2.26     Complete Copies of Materials. ............................................      30
         2.27     Ownership of Capital Stock. ..............................................      30
         2.28     Customer Relations. ......................................................      31
         2.29     Parent Stock Ownership. ..................................................      31
         2.30     Representations Complete. ................................................      31
         2.31     Due and Diligent Inquiry. ................................................      31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB................................      31
         3.1      Organization, Standing and Power. ........................................      32
         3.2      Authority. ...............................................................      32
         3.3      No Conflict. .............................................................      32
         3.4      Capitalization. ..........................................................      32
         3.5      SEC Filings; Financial Statements.........................................      32
         3.6      Valid Issuance. ..........................................................      33

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............................................      33
         4.1      Conduct of Business of the Company. ......................................      33
         4.2      No Solicitation. .........................................................      35

ARTICLE V ADDITIONAL AGREEMENTS.............................................................      36
         5.1      Issuance of Parent Common Stock...........................................      36
         5.2      Access to Information.....................................................      37
         5.3      Confidentiality. .........................................................      38
         5.4      Public Disclosure. .......................................................      38
         5.5      Consents. ................................................................      38
         5.6      FIRPTA Compliance. .......................................................      38
         5.7      Reasonable Efforts. ......................................................      38
         5.8      Notification of Certain Matters...........................................      39
         5.9      Additional Documents and Further Assurances. .............................      39
         5.10     Federal and State Securities Exemptions. Stockholder Representation
                  Statements ...............................................................      39
         5.11     Non-Competition and Non-Solicitation......................................      39
         5.12     Agreement to Vote Shares. ................................................      41
         5.13     Closing Balance Sheet.....................................................      41

ARTICLE VI CONDITIONS TO THE MERGER.........................................................      41
         6.1      Conditions to Obligations of Each Party to Effect the Merger. ............      41
         6.2      Conditions to the Obligations of Parent and Merger Sub. ..................      41
         6.3      Conditions to Obligations of the Company and SK. .........................      43

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
         INDEMNIFICATION....................................................................      44
         7.1      Survival of Representations, Warranties and Covenants.....................      44
         7.2      Indemnification by SK and the Company Stockholders; Escrow Fund...........      45
         7.3      Limitation on Indemnification.............................................      46
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         7.4      Indemnification Procedures. ..............................................      46
         7.5      Stockholder Representative................................................      47
         7.6      No Contribution. .........................................................      48
         7.7      Fraud; Willful Misrepresentation. ........................................      48
         7.8      Additional Right Against Escrow...........................................      48

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................................      49
         8.1      Termination. .............................................................      49
         8.2      Effect of Termination. ...................................................      50
         8.3      Expenses. ................................................................      50
         8.4      Amendment. ...............................................................      50
         8.5      Extension; Waiver. .......................................................      50

ARTICLE IX GENERAL PROVISIONS...............................................................      50
         9.1      Notices. .................................................................      50
         9.2      Interpretation. ..........................................................      51
         9.3      Counterparts. ............................................................      52
         9.4      Entire Agreement; Assignment. ............................................      52
         9.5      No Third Party Beneficiaries. ............................................      52
         9.6      Severability. ............................................................      52
         9.7      Other Remedies. ..........................................................      52
         9.8      Governing Law; Venue......................................................      52
         9.9      Rules of Construction. ...................................................      52
         9.10     Attorneys' Fees. .........................................................      53
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                                INDEX OF EXHIBITS

 EXHIBIT                        DESCRIPTION
 -------                        -----------
Exhibit A         Certificate of Merger

Exhibit B         Escrow Agreement

Exhibit C         Stockholder Representation Statement

Exhibit D         Purchaser Representative Questionnaire

Exhibit E         Form of Release

Exhibit F         Affiliate Agreement
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                                        i
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                               AGREEMENT AND PLAN
                                       OF
                            MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of March 1, 2004, by and among Loudeye Corp., a Delaware corporation ("Parent"); Privateer Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); Overpeer, Inc., a Delaware corporation (the "Company"); SK Energy & Chemical, Inc., a Delaware corporation
("SK", and in its capacity as such, the "Stockholder Representative"); and, solely for purposes of Section 5.11, Section 5.12 and Article VII herein, Marc
Morgenstern, Eric Bingham, Valerian Thomas, Cheol Woong Lee and Chang Young Lee
(collectively, the "Employee Stockholders").

                                   BACKGROUND

A. The Board of Directors of each of Parent, Merger Sub, and the Company believe it is in the best interests of their respective companies and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company shall be acquired and converted into the right to receive the consideration upon the terms and conditions set forth herein.

C. The Company and SK, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase." NOW, THEREFORE, in consideration of the covenants, promises and representations set forth in this Agreement, the parties agree as follows:

                                   THE MERGER

         The Merger. At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), the
Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company shall

                                       2
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continue as the surviving corporation and as a wholly-owned subsidiary of
Parent. The Surviving Corporation after the Merger is sometimes referred to as the "Surviving Corporation."

         Effective Time. Unless this Agreement is terminated earlier pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Procopio, Cory, Hargreaves & Savitch LLP, 530 B Street, Suite 2100, San Diego,
California, at 10 a.m. San Diego time, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to as the "Closing Date." On the Closing Date, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (or like instrument), in substantially the form attached hereto as EXHIBIT A, with the Secretary of State of the State of Delaware (the
"Certificate of Merger"), in accordance with the applicable provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing shall be referred to as the "Effective Time").

         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger
Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Certificate of Incorporation and Bylaws.

                  The Certificate of Merger shall provide that, at the Effective
Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective
Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Merger Sub, except for Article I thereof, which shall continue to read "The name of the corporation is Overpeer, Inc."

                  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial Bylaws of the Surviving Corporation.

         Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, to serve as directors of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. Unless otherwise determined by Parent prior to the Effective
Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective
Time, to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

         Conversion of Shares.

                  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                                       3

                           "Applicable Fraction" shall be the fraction: (A)
having a numerator equal to the total number of Merger Shares, and (B) having a denominator equal to the Fully Diluted Company Share Amount. If, between the date that the Merger Share Price is determined and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, then the Applicable Fraction shall be correspondingly adjusted.

                           "Company Common Stock" shall mean shares the
Company's common stock, $0.01 par value per share.

                           "Escrow Agent" shall mean LaSalle Bank National
Association.

                           "Escrow Agreement" shall mean the agreement between
the Parent, the Company, the Escrow Agent and the Stockholder Representative in the form attached as EXHIBIT B.

                           "Fully Diluted Company Share Amount" shall be the sum
of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement) and (B) the aggregate number of shares of Company Common Stock issuable pursuant to warrants, options, convertible securities and any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

                           "GAAP" shall mean U.S. generally accepted accounting
principles, consistently applied.

                           "Knowledge" shall mean (i) with respect to the
Company, the actual knowledge of any of the Company's officers or directors or any of SK's officers or directors and the knowledge that such person would have obtained of the matter represented after due and diligent inquiry thereof under the circumstances; and (ii) with respect to the Parent, the actual knowledge of the Parent's officers and directors and the knowledge that such person would have obtained of the matter represented after due and diligent inquiry thereof under the circumstances.

                           "Material Adverse Effect" shall mean any change,
event or effect that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations, prospects or capitalization of the Company.

                           "Merger Consideration" shall mean the consideration
receivable by the holders of capital stock of the Company (the "Company Stockholders") that shall consist of (A) the shares of Parent Common Stock issuable to such holders in accordance with this Agreement upon the surrender of the certificate or certificates representing capital stock of the Company held by such holders and (B) the right of such holders to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.9(b).

                           "Merger Share Price" shall mean the average of the
closing sales price of one share of Parent Common Stock as quoted on the Nasdaq on each of the thirty (30) consecutive trading days immediately preceding the Closing; weighted on the basis of trading volume on each such day; provided, however, that if such average is $1.50 or less, than the Merger Share Price shall

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be equal to $1.50, and if such average is $2.29 or more, than the Merger Share
Price shall be equal to $2.29.

                           "Merger Shares" shall mean shall be the number of
shares of Parent Common Stock determined by dividing $4,000,000 by the Merger Share Price. The Merger Shares shall be appropriately adjusted to fully reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

                           "Parent Common Stock" shall mean shares of the common
stock, $0.001 par value, of Parent.

                           "SEC" shall mean the U.S. Securities and Exchange
Commission.

                  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.8) will be canceled and extinguished and converted automatically into the right to receive, upon surrender of the certificate(s) representing such stock and upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement (including but not limited to the deposit of the Escrow Shares into the Escrow
Fund), that fraction of a share of Parent Common Stock equal to the Applicable Fraction, it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.6(b) shall be held in escrow in accordance with Section 1.11.

                  Withholding Taxes. Each of the Exchange Agent (as defined below), Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Company Stock Subject to Vesting. If any Company Common Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option by the Company, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including any requirement that any unvested shares be held in escrow), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends in the discretion of Parent.

         Dissenting Shares.

                  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a Stockholder who has exercised and perfected appraisal rights for such Company Common Stock in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration set forth in Section 1.6 hereof, but the holder shall only be entitled to such rights as are provided by the DGCL.

                  Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate(s) representing such shares.

                  The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments to any Dissenting Shares, Parent shall be entitled to recover under the terms of
Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of the stock of any Dissenting Shares.

         Surrender of Certificates.

                  Exchange Agent. The Chief Financial Officer of Parent shall serve as the exchange agent (the "Exchange Agent") for the Merger.

                  Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate(s) which, immediately prior to the Effective Time, represented outstanding Company Common Stock (the "Certificates"), whose Company Common Stock was converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6: a letter of transmittal in customary form and containing such provisions as the Exchange Agent may reasonably specify and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, Exchange Agent shall (i) deliver to the holder of such Certificate a certificate representing 85% of the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.6, and (ii) deliver to the Escrow Agent under the Escrow Agreement on behalf of such holder a certificate in the name of the Escrow Agent representing 15% of the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.6, provided that the certificates representing Parent Common Stock to be delivered to the holder of a Certificate under clause (i) above and to the Escrow Agent under clause
(ii) above shall, in each case, represent only whole shares of Parent Common Stock and in lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Merger Share Price (as defined below) by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and
(2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Merger Share Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above.

                  Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holder thereof, without interest, certificate(s) representing whole shares of Parent Common Stock and the cash consideration issued in exchange therefor.

                  Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  No Liability. Notwithstanding anything to the contrary in this
Section 1.9, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Treatment of Company Options. All options to purchase Company Common Stock issued under the Company Stock Plans shall be exercised on or prior to the Closing Date or terminated as of the Effective Time in accordance with the Company Option Plan (as defined below). Neither the Parent nor the Surviving Corporation shall assume, become responsible for or otherwise assume any obligations with respect to, any outstanding options, warrants or other rights to purchase capital stock of the Company.

         Escrow of Parent Common Stock. Upon the Closing, on behalf of the holders of the Certificates, Parent shall deliver the shares of Parent Common Stock to be delivered to the Escrow Agent pursuant to Section 1.9(b) (the "Escrow Shares") to the Escrow Agent. The Escrow Agent shall deposit the Escrow Shares into the Escrow Fund (as defined in Section 7.2(b)) for the purposes of securing the indemnification obligations set forth in Article VII of this Agreement. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent. The Escrow Fund shall be held by the Escrow Agent for a period of one year from the Closing Date (the "Escrow Period"); provided, however that in the event any Indemnitee has made a claim under Article VII prior to the end of the Escrow Period, then the Escrow Period shall continue until such claim is fully and finally resolved. Distributions of any Escrow Shares from the Escrow Fund shall be governed by the terms and conditions of the Escrow Agreement. In the event that this Agreement is adopted by the Company's stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Indemnitees under
Article VII in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Stockholders' Representative as the representative under the Escrow Agreement of the Company Stockholders receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

         No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock and the cash consideration paid in respect of the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid with respect to fractional shares of Parent Common Stock) shall be deemed to be in full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of capital stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit and indemnity of that fact by the holder thereof, such shares of Parent Common Stock and such cash consideration as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

         Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers, directors and employees of the Company, Parent and Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action.

                        REPRESENTATIONS AND WARRANTIES OF
                               THE COMPANY AND SK

The Company and SK hereby represent and warrant to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section and paragraph numbers) supplied by the Company and SK to Parent and Merger Sub and dated as of the date hereof (the "Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

         Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in New York and in each other jurisdiction in which it conducts business, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Parent a true and correct copy of its Certificate of Incorporation and Bylaws, including all amendments thereto, each of which is in full force and effect. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company.

         Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

         Capital Structure.

                  The authorized capital stock of the Company consists of 500,000 shares of Company Common Stock, of which 102,000 shares have been issued and are outstanding as of the date of this Agreement. There are no authorized shares of preferred stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Company Common Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable legal requirements, and (ii) all requirements set forth in applicable Contracts (as defined below). Section 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

                  The Company has reserved 25,000 shares of Company Common Stock for issuance under the Company's 2002 Stock Option and Stock Grant Plan (the "Company Option Plan"), of which options to purchase 21,513 shares have been granted as of the date of this Agreement. All options to purchase capital stock of the Company that have been granted under the Company Stock Option Plan or otherwise since the Company's inception (the "Company Options") are set forth in
Section 2.3(b) of the Disclosure Schedule, including: (i) the name of the person granted such Company Option; (ii) the total number of shares of stock that were subject to such Company Option; and (iii) the date on which such Company Option was granted and the term of such Company Option. Except as set forth in Section 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) contract or other arrangement under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person or entity to the effect that such person or entity is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  The requisite vote required to approve the Merger under applicable law, the Company's Certificate of Incorporation, Bylaws and any other agreement to which the Company or any other Stockholder of the Company is bound is as follows: (i) approval by at least five of the Company's seven directors, and (ii) approval by the holders of a majority of the outstanding Company Common Stock.

         Authority. The Company and SK have all requisite power and authority to enter into this Agreement and any Related Agreement (as defined below) to which they are party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, any Related Agreement to which the Company and/or SK is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and/or SK, as applicable. No further action is required on the part of the Company or SK to authorize the Agreement, any Related Agreement to which they are a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Company Stockholders. This Agreement, any Related Agreement to which the Company is a party and the Merger have been unanimously approved by the board of directors of the Company, and the board of directors have recommended to the Company Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated thereby. This Agreement and any Related Agreement to which the Company and/or SK is a party has been duly executed and delivered by the Company and/or SK, as the case may be, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and SK, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. For the purposes of this Agreement, the term "Related Agreements" shall mean the Escrow Agreement, the Employment Offer Letters, in substantially the forms previously provided by Parent to the Company (together, the "Employment Offer Letters"), the Stockholder Representation Statement substantially in the form attached hereto as EXHIBIT C (the "Stockholder Representation Statement"), the Purchaser Representation Questionnaire substantially in the form attached hereto as EXHIBIT D (the "Purchaser Representation Questionnaire"), the Release substantially in the form attached hereto as EXHIBIT E (the "Release"), the Affiliate Agreement substantially in the form attached hereto as EXHIBIT F (the "Affiliate Agreement"), the Certificate of Merger, and any other agreements to which the Company and/or SK is a party that is entered into in order to consummate the transactions contemplated hereby or thereby.

         No Conflict. The execution and delivery by the Company and SK of this Agreement and any Related Agreement to which the Company and/or SK is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict"): (i) any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended to date;
(ii) any Contract (as defined in Section 2.14(b) below) to which the Company is a party, or to which SK is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any of its properties or assets, or applicable to SK.

         Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, commission, military division or department, inspectorate, minister, ministry or public or statutory person (whether autonomous or not) thereof (or of any political subdivision thereof) (each, a "Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company or SK in connection with the execution and delivery of this Agreement, any of the Related Agreements to which the Company or SK is a party, or the consummation of the transactions contemplated hereby or thereby, except for: (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (iii) the approval of this Agreement and the transactions contemplated hereby by the Company Stockholders.

         Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth (i) the Company's unaudited balance sheet as of December 31, 2002, and the related unaudited statements of income and cash flow for the year ended December 31, 2002; (ii) the Company's unaudited balance sheet as of December 31, 2003, and the related unaudited statement of income and cash flow for the twelve month period ended December 31, 2003; and (iii) the Company's unaudited balance sheet as of January 31, 2004, and the related unaudited statement of income for the one month period ended January 31, 2004 (collectively, the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly the financial condition, operating results and cash flows of the Company (and its predecessors) as of the dates and during the periods indicated therein. The Company's unaudited balance sheet as January 31, 2004 is referred to hereinafter as the "Current Balance Sheet". The Company maintains and will continue, prior to the Effective Time, to maintain a standard system of accounting established and administered in accordance with GAAP.

         No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been adequately reflected in the Current Balance Sheet; or (ii) has not arisen in the ordinary course of business consistent with past practices since January 31, 2004, and which are not, individually or in the aggregate, material.

         No Changes. Except as set forth on Section 2.9 of the Disclosure Schedule, since December 31, 2002, there has not been, occurred or arisen any of the following with respect to the Company:

                  transaction except in the ordinary course of business consistent with past practices;

                  amendments or changes to the organizational documents of the Company;

                  capital expenditure or capital expenditure commitment exceeding $10,000 individually or $20,000 in the aggregate;

                  payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                  destruction of, damage to or loss of any material assets or material business or loss of any material customer (whether or not covered by insurance);

                  labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  change in accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

                  change in any election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  revaluation by the Company of any of its assets;

                  declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any share of capital stock, or any split, combination or reclassification in respect of any share of capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any share of capital stock, or any direct or indirect repurchase or redemption of any share of capital stock (or options or other rights convertible into, exercisable or exchangeable therefor);

                  increase in the salary or other compensation (cash, equity or otherwise) payable or to become payable to any officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a severance payment, termination payment, bonus or other additional salary or compensation (cash, equity or otherwise) to any such person, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate;

                  agreement, contract, covenant, instrument, lease, license or commitment to which the Company is party or by which it or any of its assets are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is party or by which it or any of its assets are bound, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate;

                  sale, lease or other disposition of any of the material assets or material properties or any creation of any security interest in such material assets or material properties;

                  loan to any person or entity, incurring by the Company of any indebtedness, guaranteeing of any indebtedness, issuance or sale of any debt securities or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices that are set forth on Section 2.9(n) of the Disclosure Schedule or with respect to indebtedness in a principal amount not in excess of $10,000 in any one case, or $20,000 in the aggregate;

                  waiver or release of any right or claim, including any write-off or other compromise of any account receivable in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate;

                  the commencement, settlement, notice or threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

                  notice to the Company, nor its directors, officers or managers or advisors of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section
2.13 below) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13 below);

                  issuance or sale, or contract to issue or sell, of any capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

                  any (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity; (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

                  agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

                  hiring or termination of employees;

                  event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or

                  agreement by the Company or any officer, manager or employee thereof on behalf of the Company to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         Tax Matters.

                  Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, capital stock, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, stamp, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts (whether payable directly or by withholding, and whether or not requiring the filing of a Return (defined below)); (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and
(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  Tax Returns and Audits.

                           Each member of the Group (as defined below) has
prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to itself or its operations and such Returns are true and correct and have been completed in accordance with applicable law. For purposes of this Section 2.10, "Group" means, individually and collectively, (i) the Company, (ii) any subsidiaries of the Company, and
(iii) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as transferee, or pursuant to Treasury Regulation 1.1502-6, or pursuant to any other foreign, federal, state or local statute, law or regulation.

                           Each member of the Group (A) has timely paid all
Taxes it is required to pay and withheld and properly remitted with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes of any kind or nature required to be withheld, and (B) has accrued on the Current Balance Sheet all Taxes attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

                           No member of the Group has been delinquent in the
payment of any Tax, nor is there any Tax deficiency or adjustment outstanding, assessed or proposed against any member of the Group, nor has any member of the Group executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           No audit or other examination of any Return of any
member of the Group is presently in progress, nor has any member of the Group been notified of any request for such an audit or other examination.

                           The Company has made available to Parent, its legal
counsel and its accountants, copies of all Returns filed by each member of the Group for all periods since its inception.

                           There are (and immediately following the Effective
Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of any member of the Group relating or attributable to Taxes other than Liens for Taxes not yet due and payable.

                           The Company has no Knowledge of any basis for the
assertion of any claim for Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

                           The Company has not (a) ever been a member of an
affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, or owe any amount under any such agreement (c) any liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                           No member of the Group has constituted either a
"distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

                           No member of the Group has engaged in a transaction
that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

                           The Company has not disposed of any property in a
transaction being accounted for under the installment method pursuant to Section 453 of the Code.

                           The Company (i) has not agreed nor is required to
make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting methods or otherwise; (ii) has no knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending; and (iii) does not have an application pending with any taxing authority requesting permission for any change in accounting methods that relate to its business and operations.

                           No power of attorney has been granted by the Company
with respect to any matter relating to Taxes, which power of attorney is currently in force.

                           The Company has never been (i) a "passive foreign
investment company," (ii) a "foreign personal holding company," (iii) a "foreign sales corporation," (iv) a "foreign investment company," or (v) a person other than a United States person, each within the meaning of the Code.

                           The Company does not own "corporate acquisition
indebtedness" within the meaning of Section 279 of the Code.

                           No property of the Company is "tax-exempt use
property" within the meaning of Section 168 of the Code.

                  Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which any member of the Group is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of any member of the Group, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

         Restrictions on Business Activities. Except as is described in Section
2.11 of the Disclosure Schedule, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company, which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice, any acquisition of property, the conduct of business or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, except as is described in Section 2.11 of the Disclosure Schedule.

         Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  The Company does not own any real property, or has never owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such leases, existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company, or to the Knowledge of the Company, by any other party.

                  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except: (i) as reflected in the Current Balance Sheet; (ii) Liens for Taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially, or interfere with the present use, of the property subject thereto or affected thereby.

                  Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company. Such Equipment is (i) adequate for the conduct of the business as currently conducted and as currently contemplated to be conducted; and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         Intellectual Property.

                  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           "Intellectual Property" means all intellectual
property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

                                    trade names, registered and unregistered
trademarks and service marks, Internet domain names, and trade dress rights, and all applications (including intent to use applications) to register any of the foregoing (collectively, "Marks");

                                    know-how, inventions, discoveries,
improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, source code, interpreted instruction sets, formulae, technical data, specifications, research and development information, data bases, and all technology, whether patentable or not, and any patents or models, industrial designs and all applications and applications to register any of the foregoing, including any and all continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom and all foreign counterparts thereof (collectively, "Patents");

                                    source code, interpreted instruction sets,
user manuals, administration manuals, product brochures, web pages, and all original works of authorship, whether copyrightable or not, and all registrations and applications for copyright (collectively, "Copyrights");

                                    know-how, inventions, discoveries,
improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, source code, interpreted instruction sets, formulae, technical data, specifications, research and development information, data bases and other proprietary or confidential information, including customer lists, technology and product roadmaps, business and marketing plans and information, financial information (collectively, "Trade Secrets");

                                    mask work and similar rights, including
rights created under Sections 901-914 of Title 17 of the United States Code, including all registrations and applications to register any of the foregoing, and any other rights protecting integrated circuit or chip topographies or designs (collectively, "Mask Works"); and

                                    moral rights, publicity rights and any other
proprietary, intellectual or industrial property or similar intangible rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works (collectively, "Other IP").

                           "Company Intellectual Property" means any
Intellectual Property that is owned by, controlled by or exclusively licensed to the Company.

                           "Company Products" means all products sold, licensed,
leased or delivered by the Company, including all source code for any software products and all services provided by or through the Company on or prior to the Closing Date.

                           "Company Software" shall mean any software (including
firmware and other software embedded in hardware devices, source code, compiled programs, interpreted instruction sets, scripts, makefiles, and the like) owned, developed (or currently being developed) for internal or commercial use, used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis).

                           "Scheduled Intellectual Property" shall mean (A) any
Company Intellectual Property; and (B) any other Intellectual Property that is used or contemplated to be used in connection with the business of the Company, or that is licensed to the Company (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis), the use or ownership of which is material, or reasonably expected to be material to the business and operations of the Company.

                           "Registered Intellectual Property" shall mean
Intellectual Property that have been issued registered, filed, certified or otherwise perfected by recordation or currently pending with any state, government or other public legal authority anywhere in the world.

                           "Technology" shall mean: (A) the Company Products
provided or proposed to be provided by the Company in connection with its business; or (B) the technology, tools, materials, products and services used and/or proposed to be used in the operation of the business of the Company.

                  Section 2.13(b) of the Disclosure Schedule contains an accurate and complete list of all Scheduled Intellectual Property. The Company owns or has the right to use, as currently used or anticipated to be used, all Scheduled Intellectual Property, including the manufacture, marketing and distribution of the Company Products.

                  Section 2.13(c) of the Disclosure Schedule contains an accurate and complete list of all Registered Intellectual Property that is owned, controlled or exclusively licensed to the Company, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number. Section 2.13(c) of the Disclosure Schedule also contains an accurate and complete list of all outside counsel (including patent and trademark agents), and contact information therefor, who are responsible for the prosecution or registration of Registered Intellectual Property scheduled in Section 2.13(c), specifying the particular Registered Intellectual Property for which each such outside counsel is so responsible. Each item of Registered Intellectual Property that is owned, controlled or exclusively licensed to the Company is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be. All Patents, Marks, and Copyrights listed in the Section 2.13(c) of the Disclosure Schedule are valid, enforceable and in full force and were prosecuted (or registered, as applicable) in good faith, and all prosecutions for any Registered Intellectual Property are proceeding in the ordinary course and no party responsible for any such prosecution will cease or delay such prosecution upon Closing.

                  Section 2.13(d) of the Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses and other agreements, including source code escrow agreements, pursuant to which any person other than the Company is authorized to use any Company Intellectual Property or authorized to obtain any Company Intellectual Property under any circumstances. The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other person or entity. All Company Intellectual Property, is free and clear of any Liens or other encumbrances.

                  Section 2.13(e) of the Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Scheduled Intellectual Property owned or otherwise controlled by any third party. The Company has not granted an exclusive license in any such Scheduled Intellectual Property, and the Company has not agreed to license or sublicense any Scheduled Intellectual Property, except as described in Section 2.13(e) of the Disclosure Schedule.

                  To the extent that any Scheduled Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid or otherwise sought to obtain rights thereon, the Company has obtained a written, valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company is the sole and exclusive owner of, all such Intellectual Property and the Company has recorded each such assignment with the relevant governmental authorities, including the U.S. Patent & Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. No person who has licensed Intellectual Property to, or provided Technology to, the Company has ownership rights or license rights to improvements or enhancements made by the Company in such Intellectual Property or Technology.

                  The Company has taken reasonable steps sufficient to secure and protect for the Company's benefit all Company Intellectual Property, including without limitation reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of the Company Intellectual Property not otherwise protected by Mark, Patent, Mask Work, or Copyright. Without limitation on the generality of the foregoing and except as set forth in Section 2.13(g) of the Disclosure Schedule, the Company has obtained confidentiality and inventions assignment agreements, in sufficient form that have protections and conditions substantially similar in effect to those forms previously provided to Parent by Company, from all of the past and present employees, independent contractors and consultants of the Company involved in the creation or development of Company Intellectual Property. No independent contractor or consultant who has performed services related to the Company's business has (or upon Closing, will have) any right, title, or interest in any Scheduled Intellectual Property.

                  The Scheduled Intellectual Property constitutes all the Intellectual Property used in and/or necessary to conduct the business of the Company as it currently is conducted or is currently contemplated to be conducted, including without limitation the design, development, manufacture, use, import and sale of Company Products and Technology (including Company Products and Technology currently under development), except for such Company Intellectual Property that is not material, or reasonably expected to be material, to the business or operations of the Company.

                  There are no contracts, licenses or agreements between the Company and any other person with respect to Scheduled Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder. There are no actions that must be taken by the Company within sixty (60) calendar days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Scheduled Intellectual Property.

                  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise (to the extent that such transactions are deemed to effect such assignment) of any contracts or agreements to which the Company is a party, will result in: (i) Parent, Merger Sub or the Company granting to any third party any right to any Intellectual Property or Technology owned by, controlled by, or licensed to, any of Parent, Merger Sub or the Company; (ii) Parent, Merger Sub or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope or its respective businesses; or (iii) Parent, Merger Sub or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of Parent, Merger Sub or the Company, respectively, in the absence of this Agreement or the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not: (1) breach, violate, conflict with or otherwise adversely affect any agreement governing any Scheduled Intellectual Property (including any licenses to use the Scheduled Intellectual Property); (2) affect any rights or obligations with respect to the Scheduled Intellectual Property, including the scope of any licenses thereof or the terms and conditions under which any such Scheduled Intellectual Property may be used; (3) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Scheduled Intellectual Property; (4) in any way impair the right of Parent to use any Scheduled Intellectual Property as currently used or anticipated to be used; (5) in any way impair the right of Parent to bring any action for the unauthorized use or disclosure, infringement or misappropriation of Company Intellectual Property; or (6) in any way require the delivery to any third party or give the right to receive by any third party any source code related to any Company Products.

                  To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property. The operation of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the Company Products and Technology (including products, technology or services currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as described in Section 2.13(k) of the Disclosure Schedule, the Company has not: (i) received any oral, written, or other communication that the Company is or may be infringing, misappropriating or otherwise using or disclosing in an unauthorized manner any right or claimed right of any person, nor does the Company have any Knowledge of any basis for any of the foregoing; (ii) received patent demand letters, invitations to license or other correspondence proposing negotiations or consideration of any license for patents; (iii) any Knowledge that any of the Company Intellectual Property are being used or disclosed in an unauthorized manner, infringed or misappropriated by any person; or (iv) received any opinion of counsel that any third party patent applies to any Company Product.

                  No Company Intellectual Property, Company Product or Technology of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Technology.

                  Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, Section 2.13(m) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or other party of third party Intellectual Property.

                  No Company Product, or conduct or statement of the Company constitutes obscene material, a defamatory statement or false advertising or otherwise violates any law or regulation, or proposes any health hazard or danger to any person.

                  Schedule 2.13(o) of the Disclosure Schedule lists all software or other material that is material to the operations of the Company and is distributed as "free software", "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License
(SISL) and the Apache License) ("Open Source Materials") used by Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company). The Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property; (b) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (c) used Open Source Materials that create, or purport to create, obligations for Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

                  All Company Products conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. The Company has no liability (and, to the Knowledge of Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Current Balance Sheet.

                  No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any person or entity was used in the development of the Company Intellectual Property. No current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

                  Neither Company nor any other person or entity acting on its or their behalf has disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any person or entity acting on its behalf to any person or entity of any Company Source Code. Schedule 2.13(r) of the Disclosure Schedule identifies each contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrowholder or any other person or entity, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.13(r), "Company Source Code" means, collectively, any software source code, any material portion or aspect of software source code, any interpreted instruction sets, makefiles, or scripts, or any material proprietary information or algorithm contained in or relating to any software source code, interpreted instruction sets, makefiles, or scripts, of or related to any Company Intellectual Property.

                  None of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software.

                  None of the Company Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

         Agreements, Contracts and Commitments.

                  Except as set forth on Section 2.14(a) of the Disclosure Schedule, the Company is not party to or bound by:

                           any employment or consulting agreement, contract or
commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                           any agreement or plan, including without limitation
any option plan or purchase plan with respect to Equity Interests of the Company, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           any fidelity or surety bond or completion bond;

                           any lease of personal property having an annual
rental rate in excess of $10,000 individually or $20,000 in the aggregate;

                           any agreement, contract or commitment relating to
capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

                           any agreement, contract or commitment relating to the
disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                           any mortgages, indentures, guarantees, loans or
credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade debt incurred in the ordinary course of business);

                           any purchase order or contract for the purchase of
materials involving in excess of $10,000 individually or $20,000 in the aggregate;

                           any construction contracts;

                           any dealer, distribution, joint marketing or
development agreement;

                           any sales representative, original equipment
manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

                           any other agreement, contract or commitment that
involves $10,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within thirty (30) calendar days.

                  The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which it is party or by which it is bound (collectively a "Contract"), except where such breach, violation or default would not, individually or in the aggregate, result in a Material Adverse Effect. The Company has no Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder, nor is any party obligated to the Company pursuant thereto subject to any default thereunder.

                  The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification, limitation or alteration after the Effective Time. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

         Interested Party Transactions. No officer, director, employee, stockholder, manager or member of the Company (nor, to the Company's Knowledge, any ancestor, sibling, descendant or spouse of any such person, or trust, partnership or corporation in which any such person has or has had an interest) has or has had, directly or indirectly: (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell; (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services; or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.15.

         Governmental Authorization. Each consent, license, permit, grant or other authorization which is required for the operation of its business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted. Section 2.16 of the Disclosure Schedule lists all Company Authorizations. The Company Authorizations are in full force and effect, and shall remain in full force and effect without modification after the Closing, and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. Without limiting the foregoing, the Merger will not impact adversely any existing Contract with any Governmental Agency, and to the Knowledge of the Company, will not result in any material decrease in orders of Company Products or Technology from, or sales, licensing or other distributions of Company Products or Technology to, any Governmental Entity.

         Litigation. Except as described in Section 2.17 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company, its properties or any of its officers, managers or directors, nor, to the Knowledge of the Company, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its properties or any of its officers or directors by or before any Governmental Entity, nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

         Accounts Receivable.

                  The Company has made available to Parent and its accountants a list of all accounts receivable of the Company as of January 31, 2004, together with a range of days elapsed since invoice. All of such accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to January 31, 2004, as reflected on the books and records of the Company, as applicable (which are prepared in accordance with GAAP). No person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

                  Section 2.18(b) of the Disclosure Schedule sets forth the customers of the Company, as well as the aggregate dollar amount of business between the customer and the Company, from December 31, 2002, to date. The Company has not received any material customer complaints that the Company has not been able to address to the satisfaction of the complainant.

         Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain substantially accurate summaries of all meetings of the board of directors (or committees thereof), the board of managers (or committees thereof), the stockholders (or committees thereof), the members (or committees thereof) of the Company, as applicable, and each action by written consent since the inception of the Company.

         Environmental Matters.

                  Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"). No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                  Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of Hazardous Material Activities by it, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

                  Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance that is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

         Brokers' and Finders' Fees. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

         Employee Benefit Plans and Compensation.

                  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           "Affiliate" shall mean any other person or entity
under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code, and the regulations issued thereunder.

                           "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                           "Company Employee Plan" shall mean any plan, program,
policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

                           "DOL" shall mean the United States Department of
Labor.

                           "Employee" shall mean any current or former employee,
consultant or director of the Company or any Affiliate.

                           "Employment Agreement" shall mean each management,
employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any Affiliate and any Employee.

                           "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

                           "FMLA" shall mean the Family Medical Leave Act of
1993, as amended.

                           "IRS" shall mean the United States Internal Revenue
Service.

                           "Pension Plan" shall mean each Company Employee Plan,
which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employment Agreement. The Company has no plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement, or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b) of the Disclosure Schedule also sets forth a table setting forth the name, annual salary and, if applicable, bonus, of each employee of the Company and its Affiliates.

                  Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and
(xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  Employee Plan Compliance. Except as set forth on Section 2.22(d) of the Disclosure Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan;
(iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, the Surviving Corporation, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  No Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any
(i) Pension Plans subject to Title IV of ERISA or Section 412 of the Code; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; or (iii) multiemployer plan, or to any plan described in Section 413 of the Code.

                  No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  Effect of Transaction.

                           Except as set forth on Section 2.22(h) of the
Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           Except as set forth on Section 2.22(h) of the
Disclosure Schedule, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  Employment Matters. The Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

                  Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. To the Knowledge of the Company, there are neither any activities nor proceedings of any labor union to organize any Employees, nor have there ever been. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including without limitation charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  No Interference or Conflict. To the Knowledge of the Company, no Company Stockholder, officer or employee of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. To the Knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted, nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors or employees is now bound.

         Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company or its affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         Compliance with Laws; Relations with Governmental Entities. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, the noncompliance therewith, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company, nor SK, nor to the Knowledge of the Company, any of the Company's officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including any offer, payment or promise to pay money or other thing of value
(a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person or entity, or (b) to any person or entity, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Company nor SK has otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

         Warranties. Except as set forth in Section 2.25 of the Disclosure Schedule, all products and services provided by the Company are sold, licensed or otherwise provided pursuant to terms that include (a) a disclaimer of all warranties, express or implied, including those of merchantability, fitness for a particular purpose and non-infringement; (b) a disclaimer of all consequential damages arising from the use or possession of the product or use or provision of the services, regardless of whether such liability is based on tort, contract or otherwise, and (c) language stating that if the foregoing disclaimers are held to be unenforceable, the Company's maximum liability shall not exceed the amount of money(ies) paid for such product(s), except, in each case, where the failure so to provide would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Complete Copies of Materials. Each document that has been delivered by the Company at the request of Parent or its counsel is a true and correct copy thereof.

         Ownership of Capital Stock. Each Company Stockholder is the sole record and beneficial owner of the Company Common Stock in the percentage set forth next to it, his or her name in Section 2.3(a) of the Disclosure Schedule, and such shares of Company Common Stock are to be exchanged for Parent Common Stock pursuant to this Agreement. Such shares of Company Common Stock are not subject to any Lien or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Company Stockholder is party or by which it is bound obligating the Company Stockholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold repurchased or redeemed, any share of Company Common Stock or obligating the Company Stockholder to grant or enter into any such option, warrant, call, right, commitment or agreement.

Each Company Stockholder has good and valid title to, and has the sole right to transfer such any share of Company Common Stock. Such interests constitute all share of Company Common Stock owned, beneficially or of record, by each such Company Stockholder. The Company will receive good title with respect to the Company Common Stock held by SK and the current officers and directors of the Company, subject to no claim, lien, pledge, charge, security interest or other encumbrance retained, granted or permitted by any such Company Stockholder.

         Customer Relations. Set forth in Section 2.28 of the Disclosure
Schedule is a list of customers of the Company which accounted for 10% or more of the net revenue of the Company, taken as a whole, for the fiscal year ended December 31, 2003. Except as described in Section 2.28 of the Disclosure Schedule, none of the customers listed therein has registered any material complaint regarding the services rendered by the Company, indicated any desire or intention to reduce the level of services or related payments by more than 10% under any contract with the Company, or increase the level of services without any increase in related payments under any such contract, or stated verbally or in writing any intention to terminate any contract with the Company.

         Parent Stock Ownership. Neither the Company nor SK owns any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

         Representations Complete. None of the representations or warranties made by the Company or SK nor any financial statement, other written financial information or statements made in any exhibit, schedule or certificate furnished by the Company or SK pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Company Stockholders for use in soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no event, fact or condition that has caused, or that is reasonably likely to cause, a Material Adverse Effect, that has not been set forth in this Agreement or the Disclosure Schedule. The financial projections relating to the Company that were delivered to Parent prior to the date of this Agreement ("Financial Projections") were prepared in good faith based upon reasonable assumptions, and the Company believes that there is a reasonable basis for such projections. The Company has no Knowledge of any fact or information that would make the Financial Projections false or misleading in any material respect.

         Due and Diligent Inquiry. SK hereby represents and warrants that it has reviewed the representations and warranties included in this Article II and has conducted a due and diligent inquiry as to the matters described therein.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Merger Sub hereby represent and warrant to the Company and each Company Stockholder, including SK that, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section and paragraph numbers) supplied by the Parent and Merger Sub to the Company and SK and dated as of the date hereof (the "Parent

Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

         Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or capitalization of Parent (a "Parent Material Adverse Effect").

         Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. As of the date hereof, this Agreement and the Merger have been duly approved by the Board of Directors of Parent. No vote of Parent's stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and any Related Agreement to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, any material contract to which Parent or Merger Sub is a party, or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub, or any of their respective properties or assets.

         Capitalization. As of September 30, 2003, the authorized, issued and outstanding capital stock of Parent is as set forth in the Quarterly Report of Parent on Form 10-Q for the period ended September 30, 2003. All of the outstanding shares of capital stock of Parent and Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any stockholder of Parent or Merger Sub arising by operation of securities laws or the Certificate of Incorporation or Bylaws of Parent or Merger Sub.

         SEC Filings; Financial Statements.

                  Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2003 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 (as the case may be).

                  The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

              Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Section 1.6 will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

              Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with the Parent or Merger Sub (so as not to trigger any conflict with any material contract to which Parent or Merger Sub is a party), is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement, any of the Related Agreements to which the Parent or Merger Sub is a party, or the consummation of the transactions contemplated hereby or thereby, except for: (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained, would not be reasonably likely to (x) result in a Parent Material Adverse Effect or (y) prohibit the Merger or the transactions contemplated hereunder, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that may be required under applicable securities laws and NASDAQ rules; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and SK each agrees to cause the Company, except to the extent that Parent shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, preserve intact the Company's present business organizations, keep available the services of the Company's present officers, directors and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company and SK shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

                  make any capital expenditures or enter into any capital expenditure commitment or transaction exceeding $10,000 individually or $20,000 in the aggregate;

                  (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity; (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity; (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party; or (iv) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

                  enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

                  amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

                  commence or settle any litigation;

                  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any share of Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share of Company Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Common Stock (or options, warrants or other rights exercisable therefor), or to pay cash based on the value of a share of Company Common Stock;

                  issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company capital stock, or securities convertible into, or subscriptions, rights, warrants or options to acquire, Company capital stock, or other agreements or commitments of any character obligating it to issue or purchase any such shares of Company capital stock or other convertible securities;

                  cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

                  sell, lease, license or otherwise dispose of any of the Company's properties or assets except in the ordinary course of business;

                  incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others in a principal amount in excess of $10,000 as to any individual matter, or $20,000 in the aggregate;

                  grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

                  grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to the Company, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;

                  adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or materially increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, or employees;

                  waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $20,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                  make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or change the accounting methods or practices (including any changes in depreciation or amortization policies or notes) by the Company;

                  enter into any strategic alliance or joint marketing arrangement or agreement;

                  hire or terminate any employees, or encourage any employees to resign from the Company; or

                  take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(t) above, or any other action that would make any of the representations or warranties of the Company or SK untrue or incorrect or result in any of the conditions to the merger set forth in Article VI to not be satisfied, or prevent the Company or SK from performing, or cause the Company or SK not to perform, their respective covenants hereunder.

         No Solicitation. Until the earlier of (a) the Effective Time, or (b) the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, neither the Company nor SK shall (nor shall the Company nor SK permit, as applicable, any of the Company's officers, directors, employees, Company Stockholders, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees:

                      solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than Parent) relating to a possible (i) sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company; (ii) issuance, grant, disposition or acquisition of (A) any capital stock of the Company or other ownership interest in the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company or other ownership interest in the Company; or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company or other ownership interest in the Company; or (iii) any merger, consolidation, business combination, share or other security exchange, reorganization or similar transaction involving the Company (collectively, a "Company Acquisition Transaction");

                      participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person or entity (other than Parent) relating to or in connection with a possible Company Acquisition Transaction; or

                  entertain, consider or accept any proposal or offer from any person or entity (other than Parent) relating to a possible Company Acquisition Transaction.

In the event that the Company, SK or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company or SK, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this
Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                              ADDITIONAL AGREEMENTS

         Issuance of Parent Common Stock.

                      Restrictions on Transfer; Legends. The shares of Parent Common Stock to be issued to the Company Stockholders in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND SUCH LAWS OR IN COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                      Registration Statement. Parent shall use commercially reasonable efforts to prepare and file, on or before March 31, 2004, a registration statement on Form S-3 with the SEC (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case the Registration shall be on another appropriate form in accordance herewith) covering the resale of the shares of Parent Common Stock to be issued to the Company Stockholders pursuant to the Merger (the "Registration Statement").

                      Nasdaq SmallCap Market Listing. If required under Nasdaq SmallCap Market regulations, Parent shall file a "Notification Form: Listing of Additional Shares", together with the necessary supporting documentation, promptly after signing this Agreement and shall use its commercially reasonable efforts to authorize for listing on The Nasdaq SmallCap Market the shares of Parent Common Stock issuable in connection with the Merger, upon official notice of issuance.

                      Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Merger Shares pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of the Merger Shares pursuant hereto.

                      Additional Assurances. At the request of Parent, the Company shall use its commercially reasonable efforts to cause each of the Company Stockholders to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

         Access to Information.

                  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records; (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request; and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request.

                  The Parent shall afford the Company and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the Parent's properties, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Parent as the Company may reasonably request. The Parent agrees to provide to the Company and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request.

                  No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify: any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, or the indemnification obligations of the Company Stockholders and SK.

         Confidentiality. Each party agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual
Confidentiality/Non-Disclosure Agreement, dated as of September 12, 2003, by and between Parent and the Company (the "Confidential Disclosure Agreement").

         Public Disclosure. The Company and SK agree that neither of them will make or engage in any press release, publicity or other public disclosure (whether or not in response to an inquiry) regarding the subject matter of this Agreement, the Merger or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of Parent, unless the Company or SK, as the case may be, believes in good faith upon consultation with counsel that such press release, publicity or other public disclosure is required by law or legal process, in which event such party will give Parent as much advance notice thereof as is practicable under the circumstances and will give good faith consideration to any comments made with respect thereto by Parent prior to the time when such press release, publicity or other public disclosure is made.

         Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

         FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent (the "FIRPTA Compliance Certificate") for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c).

         Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this

Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         Notification of Certain Matters.

                  The Company or SK, as the case may be, shall give prompt notice to Parent and the Parent shall give prompt notice to the Company and SK of: (i) the occurrence or non-occurrence of any event involving such party, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time; and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or SK pursuant to this Section 5.8, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and no disclosure by the Parent shall be deemed to prevent or cure any misrepresentations, breach of warranty or breach of covenant.

                  The Company shall deliver to Parent as soon as practicable, but in any event within fifteen (15) calendar days after the end of each monthly accounting period beginning with the month ended December 31, 2003, and ending with the monthly accounting period occurring before the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, an unaudited balance sheet and a statement of income for the Company, which financial statements shall be prepared in the ordinary course of business, in accordance with the Company's books and records and GAAP (except that such financial statements need not contain the footnotes required by GAAP) and shall fairly present the consolidated financial position of the Company as of their respective dates and the results of the Company's operations for the periods then ended.

         Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be commercially reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

         Federal and State Securities Exemptions. The parties expect that the issuance of the shares of Parent Common Stock to the Company Stockholders pursuant to the Merger will be exempt from registration under the Securities Act by reason of Section 4(2) and/or Regulation D thereof, subject to the procurement of executed and properly completed Stockholder Representation Statements from the Company Stockholders.

         Non-Competition and Non-Solicitation.

                  As a material inducement to Parent to enter into and perform its obligations under this Agreement, and in order to preserve and protect the trade secrets and proprietary, confidential information of Parent and the Surviving Corporation after the Closing, for a period of three (3) years following the Closing Date (the "Noncompetition Period"), neither SK nor any Employee Stockholder shall, directly or indirectly, either for themselves or for any partnership, limited liability company, individual, corporation, joint venture or any other person or entity "participate in" (as defined below) any business (including, without limitation, any division, group or franchise of a larger organization) which engages in or proposes to engage in (i) "content spoofing" (as defined below), whether through a "P2P mechanism" (as defined below) or otherwise, or (ii) in content protection, promotion or distribution of digital media or software through a P2P mechanism. Notwithstanding the foregoing, (x) SK and each Employee Stockholder may engage in content protection, promotion or distribution other than through a P2P mechanism, in which data is transmitted to and from wireless handsets; and (y) SK and each Employee Stockholder may distribute or use "DRM Solutions" (as defined below) for content protection, promotion and distribution through the use of wireless handsets, whether by a P2P mechanism or otherwise; provided, however, in the case of either (x) or (y), such protection, promotion and distribution does not involve "content spoofing." For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); (ii) the term "P2P mechanism" means any mechanism used for the transmission of data directly from an end user's personal computer or computing device to another end user's personal computer or computing device by employing a peer-to-peer file sharing application; (iii) the term "content spoofing" means technical intervention to protect third party intellectual property rights by purporting to offer copyrighted content in response to user queries on and through P2P mechanisms or other mechanisms; and (iv) the term "DRM Solutions" is an abbreviation for Digital Rights Management Solutions and means technical measures for management and protection of computer files by defining and applying usage terms and preventing unauthorized use.

                  During the Noncompetition Period, and in order to preserve and protect the trade secrets and proprietary, confidential information of Parent and the Surviving Corporation after the Closing, neither SK nor any Employee Stockholder shall (i) induce or attempt to induce any employee of Parent or the Surviving Corporation to leave the employ of Parent or the Surviving Corporation, or in any way interfere with the relationship between Parent or the Surviving Corporation and any of their respective employees, (ii) hire directly or through another entity any individual employed by Parent or the Surviving Corporation who was previously employed by the Company or (iii) induce or attempt to induce any customer, supplier, licensee, distributor or other business relation of Parent or the Surviving Corporation to cease doing business with Parent or the Surviving Corporation, or in any way interfere with the relationship between any such customer, supplier, licensee, distributor or business relation and Parent or the Surviving Corporation (including, without limitation, making any negative statements or communications concerning Parent or the Surviving Corporation).

                  If, at the time of enforcement of this Section 5.11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. SK and each Employee Stockholder agrees that the restrictions contained in this Section 5.11 are reasonable.

         Agreement to Vote Shares. SK and each Employee Stockholder hereby agrees to vote its shares of Company Common Stock in favor of this Agreement, the Merger and the transactions contemplated thereby at any meeting of the Company Stockholders called to vote upon such matters or at any adjournment thereof or in any other circumstance in which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger and the transactions contemplated thereby is sought.

         Closing Balance Sheet. On the Closing Date, the Company shall deliver to Parent a balance sheet current as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be correct in all material respects, and shall be prepared in accordance with GAAP. In addition, the Closing Balance Sheet shall include a line item for unpaid accounts receivable billed (for the first time) within sixty (60) days prior to the Closing Date, for accounts that, in the good faith estimate of the Company, will be paid in full (the "Recent A/R"). The Closing Balance Sheet shall indicate either (i) payment in full of all accounts payable, accrued liabilities and short and long-term indebtedness of the Company as of the Closing Date ("Total Indebtedness"), or (ii) that Recent A/R plus the Company's total cash as indicated on the Closing Balance Sheet (collectively, the "Current Assets"), equals or exceeds Total Indebtedness.

                            CONDITIONS TO THE MERGER

         Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  Stockholder Approval. This Agreement and the Merger shall be approved and adopted by the Company Stockholders by the requisite vote under applicable law and the Company's Certificate of Incorporation.

                  No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

                  Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

         Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  Representations, Warranties and Covenants.

                           The representations and warranties of the Company and
SK in this Agreement (other than the representations and warranties of the Company and SK as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of: (A) the date of this Agreement and
(B) the Effective Time as though such representations and warranties were made on and as of the Effective Time (it being understood that, for purposes determining the accuracy of each such representation and warranty pursuant to clauses (A) and (B), any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

                           Each of the Company and SK shall have performed and
complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Effective Time.

                  Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained all consents, waivers, approvals, and assignments listed in Section 6.2(b) of the Disclosure Schedule.

                  No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement.

                  Company Stockholder Approval. As of the Effective Date, Company Stockholders holding 100% of the capital stock of the Company shall have approved this Agreement and the Merger and the transactions contemplated thereby. No holder of capital stock of the Company shall have exercised or given notice of their intent to exercise appraisal rights in accordance with Delaware Law.

                  Certificate of the Company and SK. Parent shall have received a certificate, validly executed by the principal executive officer of the Company and an executive officer of SK for and on each of their behalf, to the effect that, as of the Closing:

                           all representations and warranties made by the
Company and SK in this Agreement (other than the representations and warranties of the Company and SK as of a specified date, which will be true and correct as of such date) were true and correct on and as of: (A) the date of this Agreement and (B) the Effective Time as though such representations and warranties were made on and as of the Effective Time;

                           all covenants and obligations under this Agreement to
be performed by the Company or SK on or before the Closing have been so performed; and

                           the conditions to the obligations of Parent and
Merger Sub set forth in Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

                  Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the true and correct nature of the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto; and (ii) the valid adoption of resolutions of the board of directors of the Company and the Company

Stockholders approving this Agreement and the consummation of the transactions contemplated hereby.

                  Certificate of Good Standing. Parent shall have received certificates of good standing of the Company from the Secretary of State of the State of Delaware, the Secretary of State of the State of New York, each dated within two (2) business days prior to the Closing.

                  FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

                  Employment Arrangements. Parent shall have received from each Employee Stockholder and from Bharat Karia, Preston Elder and Pamela Lahoud: (i) an executed Employment Offer Letter and (ii) Parent's standard confidentiality, proprietary information and assignment of inventions agreement, and such agreements shall be in full force and effect.

                  Stockholder Representation Statement. Each Company Stockholder shall have executed and delivered a Stockholder Representation Statement.

                  Purchaser Representative Questionnaire. The Purchaser Representative Questionnaire shall have been executed and delivered by the persons and entities named therein.

                  Releases. Each officer and director of the Company, and each Company Stockholder, shall have executed and delivered a Release.

                      Closing Balance Sheet. Company shall have delivered to Parent a true, complete and correct copy of the Closing Balance Sheet.

                  Affiliate Agreements. Each of SK, Marc Morgenstern, Eric Bingham, Cheol Woong Lee and Chang Young Lee shall have executed an Affiliate Agreement and such Affiliate Agreements shall be in full force and effect. Such persons, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person, a "Rule 145 Affiliate") promulgated under the Securities Act ("Rule 145"). Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

         Conditions to Obligations of the Company and SK. The obligations of the Company and SK to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  Representations, Warranties and Covenants.

                           The representations and warranties of Parent and
Merger Sub in this Agreement (other than the representations and warranties of Parent as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of: (A) the date of this Agreement and (B) the Effective Time as though such representations and warranties were made on and as of the Effective Time.

                           Each of Parent and Merger Sub shall have performed
and complied with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

                  Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer to the effect that, as of the Closing:

                           all representations and warranties made by the Parent
and Merger Sub in this Agreement (other than the representations and warranties of the Parent and Merger Sub as of a specified date, which will be true and correct as of such date) were true and correct on and as of: (A) the date of this Agreement and (B) the Effective Time as though such representations and warranties were made on and as of the Effective Time;

                           all covenants and obligations under this Agreement to
be performed by Parent and Merger Sub on or before the Closing have been so performed; and

                           the conditions to the obligations of the Company and
SK set forth in Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         Survival of Representations, Warranties and Covenants.

                  The representations and warranties of the Company and SK contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall remain in effect until, and will expire upon the twelfth month following the Closing Date (the "Termination Date"), except for the representations and warranties set forth in Section 2.1 (Organization of the Company), Section 2.3 (Capital Structure), Section 2.10 (Tax Matters) and
Section 2.20 (Environmental Matters), which shall survive the Termination Date. The representations and warranties of the Parent and Merger Sub shall remain in effect until, and will expire upon the date the date the Registration Statement is declared effective by the SEC. Notwithstanding the foregoing:

                           the Termination Date shall not apply to claims based
upon fraud or willful misrepresentation; and

                           the representation, warranty, covenant or obligation
that is the subject matter of a Claim Notice (as defined in Section 7.1(c)) shall not so expire with respect to such Claim Notice or any subsequent Claim Notice that is reasonably related to the subject matter of such Claim Notice, but rather shall remain in full force and effect until such time as each and every claim that is based upon, or that reasonably relates to, any breach or alleged breach of such representation, warranty, covenant or obligation and that is reasonably related to the subject matter of such Claim Notice or any such subsequent Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Stockholder Representative and the Parent or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

                  The representations, warranties, covenants and obligations of the Company and SK, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

                  For purposes of this Agreement, a "Claim Notice" relating to a particular representation, warranty, covenant or obligation shall be deemed to have been given if any Indemnified Party, acting in good faith, delivers to the Stockholder Representative, SK and the Escrow Agent a written notice stating that such Indemnified Party believes that there is or has been a possible breach of such representation, warranty, covenant or obligation and containing (i) a brief description of the circumstances supporting such Indemnified Party's belief that there is or has been such a possible breach; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential damages that have arisen and may arise as a direct or indirect result of such possible breach.

         Indemnification by SK and the Company Stockholders; Escrow Fund.

                  SK, the Employee Stockholders and the Stockholder Representative agree that from and after the Effective Time, SK and the Company Stockholders shall indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, punitive damages, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, penalties, fines, interest, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) (collectively, the "Indemnified Parties") directly or indirectly as a result of:

                           any inaccuracy or breach of a representation or
warranty of the Company or SK contained in: (A) this Agreement (without giving effect to any update of the Disclosure Schedule) both as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time; (B) any of the Related Agreements; or (C) or in any certificate, instrument or other document delivered by Company or SK pursuant to the terms of this Agreement (without giving effect to any update of the Disclosure Schedule); or

                           any failure by the Company or SK to perform or comply
with any covenant contained in this Agreement or in any of the Related
Agreements.

                  As security for the indemnity provided to the Indemnified Parties in this Article VII and by virtue of this Agreement and the Certificate of Merger, Parent will deposit the Escrow Shares (plus any additional shares as may be issued in respect of any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Shares in the Escrow Fund. The Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the first anniversary of the Closing.

                  For purposes of quantifying the amount owing to Parent under this Section 7.2 resulting from a Loss or Losses caused by a breach of any representation or warranty given in Article II hereof, the term "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty shall be disregarded.

         Limitation on Indemnification.

                  Notwithstanding any provision of this Agreement to the contrary, after the Effective Time, no Indemnified Party shall be entitled to indemnification until such Indemnified party suffers Losses in excess of $10,000 in the aggregate (the "Basket Amount"), in which case an Indemnified Party shall be entitled to recover all Losses including the Basket Amount; provided, however, any amounts required to be paid resulting from any failure by the Company or SK to perform or comply with any covenant contained in this Agreement or any Related Agreement shall not be subject to such Basket Amount; and provided further, however, that any amounts required to be paid by the Parent or the Surviving Corporation as a result of the Company's breach of, or any inaccuracy contained in, Section 2.21 herein shall not be subject to such Basket Amount.

                  In the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Article VII, such Indemnified Party shall be entitled to recover such Losses first, by obtaining that number of Escrow Shares or Escrow Cash (as defined below) equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Losses pursuant to the terms of the Escrow Agreement, and such recovery shall be made from the Escrow Fund on a basis proportional to the Escrow Shares or Escrow Cash contributed under the Escrow Agreement by or on behalf of each Company Stockholder. As set forth in the Escrow Agreement and subject to Section 7.9, the Company Stockholders (other than SK) shall have no liability for Losses in excess of the Escrow Fund held under the Escrow Agreement. SK, shall be jointly and severally liable for Losses in excess of the Escrow Fund but only up to 76.8% of the total value of the Merger Consideration determined as of the Closing Date (representing the pro rata share of the Merger Share Consideration of SK, Doo Hee Lee and Myung Hyun
Lee). The Employee Stockholders shall each be severally, but not jointly liable for Losses in excess of the Escrow Fund, but only up to their respective pro rata share of the total value of the Merger Consideration determined as of the Closing Date. Regardless of the nature or the cause of any such Losses, any payment or award to an Indemnified Party for such Losses pursuant to this
Article VII shall be first satisfied from the Escrow Fund. For purposes of this Agreement, "Escrow Cash" shall mean any cash in the Escrow Fund, including any cash resulting from any sale of Escrow Shares pursuant to the Escrow Agreement.

                  Notwithstanding Section 7.3(b), nothing herein shall limit the liability of the Parent, the Company or SK for any breach of any representation, warranty or covenant if the Merger does not close.

                      Subject to Section 7.7 and any claim based on the enumerated representations set forth in Section 7.1(a), no claim for indemnification hereunder or otherwise with respect to a breach of this Agreement may be made by any Indemnified Party after the Termination Date.

         Indemnification Procedures. All claims for indemnification under this
Article VII shall be asserted and resolved as follows:

                  Third-Party Claims. In the event any Indemnified Party becomes aware of a third-party claim that Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative, as representative for the Company Stockholders and SK, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. The Indemnified Parties shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the written consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, neither the Stockholder Representative nor any of the Company Stockholders shall have the power or authority to object to the amount of any claim by any Indemnified Party against the Escrow Fund with respect to such settlement.

                  Non-Third Party Claims. In the event an Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Stockholder Representative and the Escrow Agent. If the Stockholder Representative does not notify the Indemnified Party within thirty (30) calendar days from the date of receipt of such Claim Notice that indemnifying party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder. In case the Stockholder Representative shall object in writing to any claim made in accordance with this Section 7.4(b), the Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Stockholder Representative. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the parties shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If the parties do not so agree, the Escrow Agent shall refrain from disbursing any portion of the Escrow Fund until resolution of such dispute in the form of (i) a final written decision of an arbitrator or (ii) a final non-appealable order of a court of competent jurisdiction.

                  The Indemnified Party's failure to give reasonably prompt notice to the indemnifying party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the indemnifying party of any liability which the indemnifying party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the indemnifying party.

         Stockholder Representative.

                  Upon the closing of the Merger, SK Energy & Chemical, Inc. shall be constituted and appointed as agent and attorney-in-fact (the "Stockholder Representative") for and on behalf of each of the Company Stockholders (including SK) to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed (whether pursuant to vacancy, removal or resignation) by the vote of a majority of the Company Stockholders from time to time upon not less than thirty (30) calendar days prior written notice to Parent. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services, except for payment by the Company Stockholders of expenses, including fees of counsel, reasonably incurred by the Stockholder Representative in connection with the performance of its duties hereunder. In the event that this Agreement is adopted by the Company Stockholders pursuant to applicable law, then all Company Stockholders shall, without any further act of any

Company Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of Parent under this
Article VII in the manner set forth herein and in the Escrow Agreement; (ii) the appointment of the Stockholder Representative as the representative under this Agreement and the Escrow Agreement of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each such person or entity (other than holders of Dissenting Shares); and (iii) the indemnification of the Stockholder Representative by the Company Stockholders contemplated hereby and by the Escrow Agreement.

                  The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholder Representative and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder.

                  A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each Company Stockholder, and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative taken in such manner as being the decision, act, consent or instruction of each and every Company Stockholder. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

         No Contribution. The Stockholder Representative waives, and acknowledges and agrees that it shall not, on behalf of the Company Stockholders or otherwise, have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification or other rights any Indemnified Party may have under or in connection with this Agreement.

         Fraud; Willful Misrepresentation. Notwithstanding any provision in this Agreement to the contrary, the liability of a Company Stockholder for fraud or willful misrepresentation shall not be limited as set forth above, and any claim with respect to such liability need not be presented within the time limits set forth in Section 7.1(a) and shall be subject only to applicable statutes of limitation.

         Additional Right Against Escrow. Subject to the limitations of Section 7.3(a) but notwithstanding any other provision herein, in the event of a breach by the Company of Section 5.13 such that (i) the Closing Balance Sheet indicates that Total Indebtedness exceeds Current Assets or (ii) the Closing Balance Sheet is determined by the Company's independent accountants to be inaccurate, and further, that Total Indebtedness did exceed Current Assets on the Closing Date, then Parent shall have the right to deduct a number of Escrow Shares or an amount of Escrow Cash from the Escrow Fund having a value equal to 125% of the difference between Total Indebtedness and Current Assets on the Closing Date. Parent's rights under this Section 7.8 are subject to Parent delivering a Claim Notice to the appropriate parties in accordance with Section 7.1(c) hereof on or before June 1, 2004 and following the procedures set forth in Section 7.4. This shall be the sole remedy for a breach of Section 5.13 hereof.

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                        TERMINATION, AMENDMENT AND WAIVER

         Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

                  by mutual agreement of the Company and Parent;

                  by Parent or the Company if:

                           the Effective Time has not occurred by March 31,
2004; provided, however, that the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                           there shall be a final non-appealable order of a
federal or state court in effect preventing consummation of the Merger; or

                           there shall be any statute, rule, regulation or order
enacted, promulgated or issued or deemed applicable to the Effective Time by any Governmental Entity that would make consummation of the Merger illegal;

                  by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Merger Sub's ownership or operation of any portion of the business of the Company; (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent; or (iii) compel Parent to dispose or hold separate all or a portion of the business or assets of Parent;

                  by Parent, if it is not in breach of its material obligations under this Agreement, upon a breach of any material representation, warranty, covenant or agreement of the Company or SK contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company or SK; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

                  by the Company, if neither of the Company or SK are in breach of their material respective obligations under this Agreement, upon a breach of any material representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section
6.3 would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, SK, or their respective officers, directors or stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of
Section 5.3, Section 5.4 and Section 8.3 hereof, Article IX hereof and this
Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

         Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger or any other transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation and filing of any registration statements filed with the SEC, the solicitation of stockholder approval, the filing of any required notices and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

         Amendment. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, for purposes of this Section 8.4, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such amendment.

         Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, however, that for purposes of this
Section 8.5, any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

                               GENERAL PROVISIONS

         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

                  if to Parent or Merger Sub, to:

                           Loudeye Corp.
                           1130 Rainier Avenue South
                           Seattle, WA 98144
                           Attention: Chief Executive Officer
                           Phone: (206) 832-4000
                           Fax: (206) 832-4001

                           with a copy to:

                           Procopio, Cory, Hargreaves & Savitch LLP
                           530 B Street, Suite 2100
                           San Diego, California 92101
                           Attention: John J. Hentrich, Esq.
                                     Stephen R. LaSala, Esq.
                           Telephone No.: (619) 238-1900
                           Facsimile No.: (619) 235-0398

                  if to the Company or SK, to:

                           Overpeer, Inc.
                           110 East 55th Street
                           New York, NY 10022
                           Attention: Chief Executive Officer
                           Telephone No.:
                           Facsimile No.:

                  (c)      if to SK or to the Stockholder Representative:

                           SK Energy and Chemical, Inc.
                           400 Kelby Street, 17th Floor
                           Ft. Lee, NJ 07024
                           Attention: Mr. Don Kim
                           Telephone No.: (201) 613-8127
                           Facsimile No:  (201) 613-8044

         Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." References to "property" includes both intangible and tangible property. References to "assets" includes both intangible and tangible assets. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall be considered one and the same agreement.

         Entire Agreement; Assignment. This Agreement, the Related Agreements, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (ii) shall not be assigned by operation of law or otherwise, except that Parent or Merger Sub may each assign its rights and delegate its obligations hereunder to its respective affiliates.

         No Third Party Beneficiaries. This Agreement, the Related Agreements, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to persons or circumstances other than those with respect to which it is deemed void will be interpreted so as reasonably to effect the intent of the parties hereto within the boundaries of applicable law. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent practicable within applicable law, the economic, business and other purposes of such void or unenforceable provision.

         Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; except that matters relating to validity and effects of the Merger and the fiduciary obligations of the directors of the Company shall be governed by applicable provisions of the DGCL. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within King County, State of Washington, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, SK and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

LOUDEYE CORP.                              OVERPEER, INC.

By: ________________________________       By: _________________________________

Name: ______________________________       Name: _______________________________

Title: _____________________________       Title: ______________________________

PRIVATEER ACQUISITION CORP.                SK ENERGY & CHEMICAL, INC.
                                           (on behalf of itself and in its
                                           capacity as the Stockholder
                                           Representative)
By: ________________________________

Name: ______________________________       By: _________________________________

Title: _____________________________       Name: _______________________________

                                           Title: ______________________________

                                           EMPLOYEE STOCKHOLDERS:

                                           _____________________________________
                                           Marc Morgenstern

                                           _____________________________________
                                           Eric Bingham

                                           _____________________________________
                                           Valerian Thomas

                                           _____________________________________
                                           Cheol Woong Lee

                                           _____________________________________
                                           Chang Young Lee

                                       55